Certain portions of this document have been omitted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[*]” to indicate where omissions have been made. The marked information has been omitted because it is (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit 10.1
Conformed Copy
Reflects amendments through
September 7, 2022

Key Terms Agreement
Between Partner and Globalstar

This Key Terms Agreement (this “KTA”) is entered into by and between Partner Parent with its principal place of business at Partner Address, and Globalstar, Inc., a Delaware corporation with its principal place of business at 1351 Holiday Square Blvd. Covington, Louisiana 70433, United States.

The effective date of this KTA is [*] (the “Effective Date”).

Except as otherwise provided, capitalized terms are defined in Attachment 1 or, for highly confidential and proprietary terms, Attachment 3 and Attachment 16.

Purpose

This KTA contains the key terms and conditions governing the assessment and potential development, launch and operation of a satellite to Wireless Device communication service for Partner using the Globalstar Satellite Services (the “Project”). The parties may sign additional agreements that reference this KTA to set forth terms and conditions specific to particular deliverables or services, including one or more statements of work (“SOWs”). Any deliverables or services that are not subject to an independent written agreement signed by the parties or their Related Entities shall be governed by this Agreement.

Agreement

1. The Project

1.1. Satellite Services. Pursuant to the Project, Globalstar shall develop and provide to Partner a 24x7x365 fully managed duplex RF communication satellite service that enables satellite communications to and from Wireless Devices, utilizing the Satellite Spectrum, and Globalstar satellites and gateways, such service being suitable for the Intended Use (the “Satellite Services”).

1.2. Project Phases. The Project is divided into three phases.

(a) Feasibility Phase. The initial phase is the “Feasibility Phase,” during which Globalstar shall provide the Deliverables and Services in accordance with this Agreement to test the feasibility of the Satellite Services, subject to Partner making payments in accordance with Attachment 3. The Feasibility Phase begins on the Effective Date and ends on the earlier of: (i) completion of all Deliverables and Services set forth in the applicable Feasibility Phase PRD; or (ii) when either party terminates this Agreement pursuant to Section 12 (Term & Termination).

(b) Phase 1. Another phase is “Phase 1,” during which Globalstar shall provide the Deliverables and Services in accordance with this Agreement to develop and provide the Satellite Services, subject to Partner making payments in accordance with Attachment 3. Phase 1 begins if and when Partner elects, in its sole discretion, to proceed with Phase 1 by providing Globalstar with written notice thereof, continues through the Phase 1 Service Period and ends on the earlier of: (i) the commencement of the Phase 2 Service Period; or (ii) when either party terminates this Agreement pursuant to Section 12 (Term & Termination).

(c) Phase 2. The last phase covered by this Agreement is “Phase 2,” during which Globalstar shall provide the Deliverables and Services in accordance with this Agreement to develop and put into service new satellites and provide the Satellite Services using the new satellites, subject to Partner making payments in accordance with Attachment 3 or as otherwise agreed. Phase 2 begins if and when Partner elects, in its sole discretion, on or after its election to Phase 1, to proceed with Phase 2 by providing Globalstar with written notice thereof, continues through the Phase 2 Service Period and ends when either party terminates this Agreement pursuant to Section 12 (Term & Termination). For the avoidance of doubt, Partner may elect to proceed with Phase 2 prior to the start of the Phase 1 Service Period provided it intends, in good faith, to commence the Phase 1 Service Period prior to the Phase 2 Service Period.

2. Development and Services

2.1. Scope of Globalstar Deliverables and Services. Globalstar’s obligations to provide Deliverables and Services to develop, launch and operate the Satellite Services for Partner under this Agreement include: [*].

2.2. Deliverables and Services for the Project Phases. The Deliverables and Services for each phase of the Project are described below and will be more fully set forth in a SOW or PRD for each phase of the Project. An SLA will set forth the service level availability requirements applicable to the Phase 1 Satellite Services and Phase 2 Satellite Services.

(a) Deliverables and Services for the Feasibility Phase. Deliverables and Services for the Feasibility Phase are set forth in the applicable PRD for the Feasibility Phase, an initial version of which has been provided to Globalstar.

(b) Deliverables and Services for Phase 1. Deliverables and Services for Phase 1 include at least the following:

(i) Phase 1 Development. During Phase 1, Globalstar shall: [*].

(ii) Phase 1 Satellite Services. Partner will determine, in its sole discretion, if and when to proceed with the Phase 1 Service Period. During the Phase 1 Service Period, Globalstar shall provide the Satellite Services in accordance with the Specifications, SLA, all applicable Standards, any applicable SOW and all other terms and conditions set forth in this Agreement.

(c) Deliverables and Services for Phase 2. The satellites in Globalstar’s existing satellite constellation have a specified Manufacturer-Specified EOL Date and will need to be replaced in order for Globalstar to reliably continue or expand the Satellite Services. [*]:

(i) Phase 2 Development. During Phase 2, Globalstar shall: [*].

(ii) Phase 2 Satellite Services. Partner will determine, in its sole discretion, if and when to proceed with Phase 2. During the Phase 2 Service Period, Globalstar shall provide the Satellite Services in accordance with the Specifications, SLA, all applicable Standards, any applicable SOW and all other terms and conditions set forth in this Agreement.

2.3. Service Commitment. Globalstar shall provide Deliverables and Services on time and in accordance with the Specifications, all applicable Standards, any applicable SOW and all other terms and conditions set forth in this Agreement. If Globalstar believes it is not able to provide any Deliverable or Service on time as a result of Partner’s actions or failures to act in accordance with a reasonable request of Globalstar, Globalstar shall: (i) promptly notify Partner in writing of any Deliverable or Service that it is unable to provide on time and the information or action that is needed from Partner; and (ii) provide all Deliverables and Services that it is able to provide on time. [*]

2.4. Delivery and Acceptance. Deliverables and Services will be subject to inspection, test, and acceptance by Partner. Upon receipt of a Deliverable or Service, Partner will, in a reasonable amount of time, either accept the Deliverable or Service, or in the event that, in Partner’s sole discretion, the Deliverable or Service does not comply with the terms of this Agreement (including the applicable Specifications), reject the Deliverable or Service. Deliverables and Services shall meet all applicable “Minimum Requirements” in a PRD before such Deliverables or Services may be deemed accepted. If Partner requests, Globalstar will assist Partner with testing the Deliverables or Services without charge. Acceptance by Partner does not waive any of Globalstar’s obligations under Section 7 (Warranties).

2.5. Re-scheduling. If Globalstar is unable to provide the Deliverables or Services in accordance with the Project schedule for any reason, then Globalstar will, without limiting any other remedy Partner may have: (a) promptly notify Partner, specify the reason for such failure, provide a plan to rectify the same and use all reasonable efforts to ensure no further delay or impact on the overall schedule; and (b) assign such additional resources and personnel required to resolve the issue and to meet the required future dates.

2.6. Cancellation. Partner may cancel all or any part of the Deliverables or Services at any time. Upon any such cancellation, Globalstar will, to the extent and at the times specified by Partner, stop all work on the Deliverables or Services (or designated portions thereof) that have been cancelled, incur no further costs, and protect all property in which Partner has or may acquire an interest. Globalstar will do so promptly without awaiting settlement or payment of any cancellation claims. Partner will not be responsible for any costs in connection with cancelled Deliverables or Services except for: (a) payment for the portion of the Deliverables and Services accepted in accordance with this Agreement prior to notice of the cancellation; and (b) any payment obligations incurred for Deliverables and Services provided by Globalstar prior to the effective date of termination in accordance with Section 12 (Term & Termination).

2.7. Data Privacy and Security Requirements. Globalstar will comply with the data privacy and security procedures set forth in Attachment 2.7.

3. Resources, Regulatory Rights & Personnel

3.1. Required Resources. Globalstar will provide all personnel, equipment, tools, software, materials, satellites, gateways, Satellite Spectrum, Regulatory Rights and other resources necessary to provide the Deliverables and Services as set forth in this Agreement and in the Specifications (the “Required Resources”), including, as of the Effective Date, at least: [*]

3.2. Priority Use of Required Resources. Globalstar will provide Partner priority use of all Required Resources. If Globalstar’s ability to provide the Deliverables or Services is constrained for any reason or Globalstar reasonably believes that it will be (e.g., due to a constraint in resourcing including engineering personnel, equipment, co-location space, or ground network connectivity), Globalstar shall allocate the constrained resource in order to supply the Deliverables and Services as required under this Agreement before using such resource for any other purpose, except as set forth in Section 3.3 (Allocation of Satellite Spectrum and Capacity). [*].

3.3. Allocation of Satellite Spectrum and Capacity. In accordance with Section 3.2 (Priority Use of Required Resources), Globalstar shall, at all times: (a) ensure that the Satellite Services have priority use of the Satellite Spectrum; (b) ensure that there is no harmful interference to the Satellite Services caused by Globalstar or its customers, including any third party granted rights to Globalstar’s spectrum; (c) make all reasonable efforts to identify and resolve any other interference to the Satellite Services; and (d) make available for use in connection with the Satellite Services: (i) at least the Minimum Capacity [*].

3.4. Regulatory Rights. Globalstar shall use all reasonable efforts to obtain, perfect and maintain (including complying with all necessary conditions) all Regulatory Rights for each country listed in Attachment 8 as soon as practicable in accordance with the priorities and target dates set forth in Attachment 8, and shall take no actions that are detrimental to the obtaining, perfection and maintenance of such Regulatory Rights. [*].

3.5. Satellite Failures. During Phase 1 and Phase 2, the parties anticipate that there will be at least 24 Gen-2 or Phase 2 satellites in-orbit and usable for the Satellite Services at all times. Globalstar shall promptly notify Partner if there is a reasonable likelihood that any satellite used or planned to be used for the Satellite Services will experience a Satellite Failure. [*]

3.6. Globalstar Personnel. Globalstar Personnel involved in the development of the Deliverables and the performance of the Services shall have all requisite skills, experience and expertise to perform assigned tasks. Subject to Partner’s approval, Globalstar will designate a project manager who shall be responsible for the Project oversight and management, including responding to Partner’s questions and issues relating to the Deliverables and Services. If requested by Partner, Globalstar shall assign a mutually agreed team that is assigned primarily (e.g., >90% time) to work with Partner and will prioritize the Project and recruit any necessary additional employees (of sufficient skill and number) to meet its obligations under this Agreement. This team shall include at least the people listed in Attachment 10.

3.7. Collaboration and Access. [*]

3.8. Regular Updates. Globalstar shall provide Partner regular (at least monthly) and detailed reports and data to enable Partner to monitor the status of the Project, including such content as is reasonably requested by Partner.

4. Exclusivity

4.1. Globalstar Exclusivity. In consideration of Partner’s investment in the Project and its partnership with Globalstar, during the term of this Agreement, Globalstar will not, nor assist any third party to sell, distribute, market, develop, create, implement, launch, or otherwise offer a Restricted Service (as defined in Attachment 3). Notwithstanding the foregoing, Globalstar may seek written approval from Partner for commercialization of any product that is not similar to the service contemplated by the Project but is subject to the exclusivity obligations set forth above, which Partner shall review in good faith.

4.2. Other Projects. Globalstar will notify Partner prior to pursuing any other project or activities that may negatively impact the Project or the Satellite Services.

5. Fees & Payment

5.1. Fees. The amounts payable by Partner for the Deliverables and Services provided during the Project are set forth in Attachment 3. Globalstar agrees that such amounts and any amounts Partner agrees in writing to pay pursuant to Section 2.2(c) (Deliverables and Services for Phase 2) [*] shall be the sole amounts payable by Partner hereunder. [*].

5.2. [*]

5.3. Financial Review. At Partner’s request, Globalstar shall meet every three months to review operating and capital expenses relating to the Project and Globalstar’s financial status, including a 12-month forward forecast.

5.4. Globalstar Capital Structure and Refinancing Commitments. Globalstar shall implement the capital structure and refinancing commitments set forth in Attachment 12.

5.5. Purchase Orders and Invoices. Partner shall not be liable to pay for any Deliverables or Services hereunder unless and until Globalstar has been issued a purchase order for the Deliverables or Services. Partner shall have the right, in its sole discretion, to refuse payment for any Deliverables or Services provided prior to or without a purchase order. Globalstar shall invoice Partner for Deliverables and Services accepted in accordance with this Agreement. Payment of invoices will not be deemed acceptance of any Deliverables or completion of Services provided by Globalstar. Payment is due and payable 45 days after the date of receipt of each valid and correct invoice. Partner shall have the right to withhold payment for that portion of an invoice as to which there exists a bona fide dispute; provided, however, that Partner and Globalstar shall each make all reasonable efforts to resolve such dispute expeditiously. All invoices shall be sent to Partner at the address specified by Partner in writing on the applicable purchase order. If no address is specified, Globalstar shall request an address from Partner.

5.6. Costs. Unless otherwise specifically set forth in this Agreement, Partner and Globalstar are solely responsible for their own costs incurred under this Agreement, including for development of Deliverables and Services.

6. Intellectual Property

6.1 Intellectual Property Rights. Each party shall retain all Intellectual Property Rights that it and its Related Entities owned, created, or discovered: (a) prior to the Effective Date; or (b) after the Effective Date, separately and independently of this Agreement (“Background IPR”). Partner shall own all right, title, and interest in and to the Deliverables and any Intellectual Property Rights created by either party in the development of the Deliverables or the performance of the Services, or otherwise created using Partner Confidential Information (“Project IPR”).

Globalstar hereby grants and assigns to Partner, without reservation, all rights, title, and interest in and to any Project IPR. Globalstar agrees to execute any documents reasonably requested by Partner to enable Partner to secure, perfect, register, or enforce any Intellectual Property Rights in such Project IPR. Except as provided in Section 6.3 (Partner License to Globalstar), Globalstar may only use Intellectual Property Rights owned (including Project IPR) or otherwise provided by Partner or Partner Confidential Information for the purpose of performing Globalstar’s obligations under and during the term of this Agreement. Except with respect to the foregoing limited right and the rights in Section 6.3 (Partner License to Globalstar), no rights are granted to Globalstar to use such Intellectual Property Rights or Partner Confidential Information.

6.2 Globalstar License to Partner. [*].

6.3 Partner License to Globalstar. [*].

6.4 Covenant Not to Sue or Seek Injunction Relief and Springing License. [*].

6.5 Third Party Technology and Intellectual Property Rights. Prior to delivery, Globalstar shall identify any third-party technology, including any open source software, and Intellectual Property Rights incorporated into or necessary to use the Deliverables or Services. Globalstar shall secure from such third party any rights necessary to permit Partner to fully utilize the Deliverables and Services, unless otherwise agreed upon by Partner in writing.

7. Warranties

Each party represents and warrants that it has full power to enter into this Agreement and to carry out its obligations under this Agreement. Globalstar represents, warrants and covenants that: (a) Globalstar owns all right, title, and interest in and to Globalstar Background IPR, has the authority to assign to Partner the Project IPR provided by or for Globalstar, and has the right to grant Partner the rights and licenses granted herein; (b) the Deliverables and Services shall be provided in a professional, workmanlike manner, with a degree of skill and care no less than that expected in the industry; (c) Globalstar owns all right, title, and interest in and to or otherwise has the rights to provide all Required Resources and the Required Resources are sufficient to provide the Deliverables and Services; (d) the Spectrum Subsidiary, upon and after its formation, is and will be duly organized, validly existing, in good standing under the laws of the state of Delaware, and has all requisite power and authority to conduct its activities; (e) except for Permitted Encumbrances, the Required Resources are free and clear of, and not subject to, any Encumbrance; (f) except for Encumbrances existing as of the date the KTA is executed related to the Existing Debt, the capital stock and other equity securities of the Spectrum Subsidiary are free and clear of, and not subject to, any Encumbrance; (g) except for leases or licenses of Globalstar’s spectrum for terrestrial use entered into in accordance with Section 10.2(b)(v), the assets of the Spectrum Subsidiary are free and clear of, and not subject to, any Encumbrance; (h) all outstanding shares of capital stock or other equity securities of the Spectrum Subsidiary are owned directly or indirectly by Globalstar; (i) except as contemplated by this Agreement, the Spectrum Subsidiary has never and currently does not conduct any business, have any employees or own any real property; (j) Globalstar has obtained and can exercise all Regulatory Rights in each of the Authorized Countries; (k) Globalstar is not aware of any bona fide threats or claims that would adversely impact the Regulatory Rights; (l) the Satellite Services, Project IPR provided by or for Globalstar and Globalstar’s Background IPR do not and will not misappropriate or infringe any Intellectual Property Rights, privacy rights (except for infringements of privacy rights outside of Globalstar’s control or scope of responsibility under this Agreement), or other proprietary rights of a third party; (m) the Deliverables and Services provided hereunder will conform to the Specifications and Standards; (n) the Deliverables will be free and clear of any third party encumbrances, royalties, restrictions, or requirements that may affect or impose obligations on Partner, including any versions of the GPL or LGPL (GNU General Public License or Lesser General Public License), open source license, or any other third party license requirements; and (o) the Deliverables and Services will be free of any and all viruses, Trojan horses, trap doors, and other harmful or limiting code, including any type of surveillance code or code that may result in the reporting of data to a third party other than Partner or Globalstar.

8. Indemnification

8.1. Globalstar Indemnity. Globalstar shall indemnify, hold harmless, and, upon Partner’s request, defend Partner, and its respective directors, officers, employees, and agents from and against all claims, liabilities, actions, demands, settlements, damages, costs, fees, and losses of any type, including reasonable attorneys’ and professionals’ fees and costs, arising in whole or in part from third party claims in connection with: [*].

8.2 [*].

8.3. Defense, Assistance and Settlements. Globalstar agrees that Partner, at its option, may maintain exclusive control of the defense and settlement of any Covered Claim. Partner will consider Globalstar’s recommendations for limiting defense costs for Globalstar Covered Claims that do not affect Partner’s ability to best defend such claim. If a party is not controlling the defense or settlement of a Covered Claim, it may obtain independent counsel at its own expense, and participate in such defense and settlement of the claim. Each party shall provide all reasonable assistance, at such party’s expense, to the other party or its counsel in relation to the defense, remedy, or mitigation of any Covered Claim. Globalstar shall not settle any Covered Claim without Partner’s prior written consent, which shall not be unreasonably withheld. If settlement of a Globalstar Covered Claim would require Globalstar to make a material payment in connection with the claim or materially impact Globalstar’s ability to operate, then such settlement shall be subject to Globalstar’s consent, which shall not to be unreasonably withheld. Neither party shall publicize any communications or settlement of a Covered Claim (or permit any party to the claim to publicize any such communications or settlement) without the other party’s prior written consent, which shall not be unreasonably withheld. [*].

8.4. Duty to Correct. If a third party claims that the Deliverables or Services, or the use thereof, has misappropriated, or infringed a third party’s Intellectual Property Right, and such claim is reasonably likely to result in: (a) Partner being prohibited or limited from using the Deliverables or the Services in accordance with this Agreement; or (b) Partner being otherwise subject to additional obligations (e.g., royalties) for use of the Deliverables or the Services in accordance with this Agreement (except for claims where Globalstar has agreed unconditionally to indemnify Partner and such claims would not be subject to any limitation of liability pursuant to Section 9 (Limitation of Liability)), Globalstar will, in addition to its obligations under this Section, promptly notify Partner in writing about the claim and, at its own expense and at the reasonable request of Partner promptly: (i) obtain for Partner the right to continue to use the Deliverables and receive the Services in a manner consistent with this Agreement; (ii) modify the Deliverables or re-perform the Services so they are non-infringing and in compliance with this Agreement; (iii) replace the Deliverables and Services with non-infringing ones that comply with the obligations under this Agreement; or, to the extent (i) through (iii) are not feasible, (iv) refund any amounts paid by Partner for the Deliverables or Services that were not delivered, and relieve Partner of any obligation to pay any amounts incurred but not yet paid.

9. Limitation of Liability

9.1. Damages. Except with respect to the LoL Exceptions, in no event will either party be entitled to incidental, consequential, or punitive damages, or any lost revenues or profits for any liability arising under this Agreement.

9.2. Limitation of Liability. Except with respect to the LoL Exceptions or any breach by Partner of its payment obligations in Attachment 3, in no event will either party’s liability for claims arising under this Agreement in connection with the events of any calendar year exceed: (a) $60,000,000 with respect to Partner; (b) $60,000,000 with respect to Globalstar if a Sale Transaction has not been consummated at any time during the term of this Agreement [*].

10. Continuity of the Satellite Services

10.1. Continuity. Globalstar acknowledges that the Satellite Services are of utmost importance to Partner and that any interruption in the Satellite Services would cause substantial harm to Partner. Globalstar shall promptly notify Partner if Globalstar anticipates for any reason that continuity of the Satellite Services is at risk (including in the case of a Force Majeure Event) or that the Satellite Services will experience a Chronic Outage. In such event or if the Satellite Services are likely to be at risk, Globalstar shall undertake all feasible technical, operational, commercial, legal, and regulatory activities to ensure the continuity of the Satellite Services and its compliance with the Specifications and SLA. If Globalstar undertakes such activities but ensuring continuity is not technically or commercially feasible, Globalstar shall promptly notify Partner and the parties shall meet to discuss mutual resolution, including any changes necessary to make continuity of the Satellite Services feasible. Prior to such meeting, Globalstar shall use all reasonable efforts to determine a means to ensure continuity of the Satellite

Services. If the parties agree upon a resolution requiring a change in a Specification, then such Specification change shall be subject to Section 2.3 (Service Commitment) unless otherwise agreed.

10.2. Continuity Protections. Due to the importance of continuity of the Satellite Services to Partner, the parties have agreed to the terms in this Section to protect the Satellite Services from interruption.

(a) Asset Encumbrances. During the term of this Agreement, Globalstar shall obtain Partner’s written consent prior to incurring or permitting to exist any Encumbrance (including any Encumbrance arising in connection with the refinancing, replacement or extension of any Existing Debt and as such debt may be amended, restated, supplemented or otherwise modified) on: (i) except for Encumbrances related to the Existing Debt existing as of the date the KTA is executed, any Globalstar assets (including all Required Resources) that are used or may be needed or useful for the Project; provided that, Globalstar may incur unsecured claims or liabilities (that are not incurred against such Globalstar assets) in its capacity as a contracting entity in the ordinary course of business; (ii) the capital, stock or other equity securities of the Spectrum Subsidiary (except for Encumbrances existing as of date the KTA is executed related to the Existing Debt); or (iii) any Spectrum Subsidiary non-equity assets (except for leases or licenses of Globalstar’s spectrum for terrestrial use entered into in accordance with Section 10.2(b)(v)). During the term of this Agreement, Globalstar shall not incur any material debt obligations (except unsecured debt obligations with financial institutions which do not interfere with Globalstar’s ability to fulfill its obligations under this Agreement, including its Phase 2 obligations with respect to New CapEx) or agree with any third parties to restrict its ability to incur future debt in accordance with this Agreement. [*] During the term of this Agreement, Globalstar shall, and shall cause its Related Entities to, obtain Partner’s written consent prior to taking any action that would have the effect of transferring the direct or indirect ownership (or, with respect to personnel, direct or indirect employing or contracting entity) of, or rights to, any of the Required Resources, to any entity that controls, is controlled by, or is under common control with Globalstar Inc. that is not Globalstar Inc. or a subsidiary thereof.

(b) Required Resource Protections. Globalstar shall execute the resource protections set forth in 10.2(b)(i) and 10.2(b)(iii) below [*] Partner has no obligation to make any Phase 1 or Phase 2 payment after the RRP Date until all required resource protections set forth in Sections 10.2(b)(i) to 10.2(b)(iv) have been implemented to Partner’s satisfaction and Globalstar has provided to Partner all necessary approvals, licenses and permits.

(i) Globalstar shall form or designate a wholly-owned subsidiary of Globalstar to hold all rights to Globalstar’s spectrum in the United States (the “Spectrum Subsidiary”) and shall issue one share of preferred stock of the Spectrum Subsidiary (“Preferred Stock”) to Partner. Subject to Partner’s review and consent, Globalstar shall put in place corporate governance documents (e.g., certificate of incorporation and bylaws) for the Spectrum Subsidiary, which: (A) except as provided in Section 10.2(b)(v), require the consent of the holder of the Preferred Stock prior to taking any corporate action that may substantively affect the Satellite Services, any Required Resource or Partner’s rights under this Agreement [*] Globalstar shall ensure: (1) the Spectrum Subsidiary remains duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite power and authority to conduct its activities; (2) all outstanding shares of capital stock or other equity securities of the Spectrum Subsidiary are: (a) owned directly or indirectly by Globalstar, other than the Preferred Stock which is owned by Partner; and (b) are free and clear of, and not subject to, any Encumbrance (other than Encumbrances related to the Existing Debt existing as of the date the KTA is executed); (3) that the Spectrum Subsidiary, including its non-equity assets, remains free of any Encumbrances, liabilities or creditors (other than with respect to the capital stock or other equity securities of the Spectrum Subsidiary, as set forth in Section 10.2(b)(i)(C)(2)(b) and except for leases or licenses of Globalstar’s spectrum for terrestrial use entered into in accordance with Section10.2(b)(v); and (4) except as contemplated by this Agreement, the Spectrum Subsidiary does not conduct any business, have any employees or own any real property.

(ii) Globalstar shall not amend any Loan Document in a way that impairs, at any time during the term of this Agreement, any of Partner’s rights under this Agreement. For the avoidance of doubt, Globalstar shall be permitted to amend any Loan Document without Partner’s consent if such amendment would not impair, at any time during the term of the Agreement, any of Partner’s rights under this Agreement.

(iii) Globalstar shall grant Partner a third priority lien on all Globalstar assets that are used or may be needed or useful for the Project for the purpose of securing Partner’s claim arising from any failure of Globalstar to [*]. If the Existing Debt has been paid-off or refinanced, then this third priority lien would instead become a first priority lien.

(c) Remedies for Fundamental Breaches. Globalstar acknowledges that a Fundamental Breach would violate the fundamental promises of Globalstar that underlie this Agreement, such that Partner’s reliance on Globalstar to provide the Satellite Services would be significantly undermined. Globalstar shall notify and provide full disclosure to Partner immediately if it has reason to believe or knowledge that a Fundamental Breach has occurred or is reasonably likely to occur or that it is not in compliance with this Section 10 (Continuity of the Satellite Services) (“Fundamental Breach Notice”). [*]. Partner further agrees that it will suspend its exercise of its remedies under this Section (including, if applicable, reverting membership of the board of directors of the Spectrum Subsidiary consistent with Section 10.2(b) (Required Resource Protections)) following a reasonable transition period if Globalstar later demonstrates to Partner’s reasonable satisfaction that it is in compliance with the Agreement. Globalstar shall compensate Partner for its actual incremental expenses incurred exercising the remedies under this Section, in a manner which shall be reasonably and promptly agreed by the parties following any such exercise by Partner. [*].

(d) Filings Related to Fundamental Breaches. [*].

(e) Sale Transaction.

(i) Sale Notice. If a third party submits a non-frivolous proposal to acquire any material Required Resource or the Spectrum Subsidiary or for a Change of Control transaction involving Globalstar or Globalstar’s board of directors (or any committee thereof, including the Strategic Review Committee) approves a process with respect to the potential sale of any material Required Resource or the Spectrum Subsidiary or a Change of Control transaction (each, a “Sale Transaction”), Globalstar shall provide written notice of the Sale Transaction, with the material terms and related process of such transaction, including (A) at a minimum the structure of, and the assets proposed to be sold in the Sale Transaction and any relevant timelines or deadlines relating to the Sale Transaction, and (B) other material terms and related process to the extent permitted by Globalstar’s confidentiality obligations (a “Sale Notice”), to Partner within one day following Globalstar’s receipt of such proposal or such determination by Globalstar’s board of directors (or any committee thereof, including the Strategic Review Committee), which Sale Notice shall be considered Globalstar Confidential Information. If Globalstar enters into any confidentiality agreement relating to a potential Sale Transaction after the Effective Date, such agreement shall not restrict Globalstar from providing to Partner any of the information set forth in Section 10.2(e)(i)(A) that is required to be included in the Sale Notice.

(ii) Discussions. Following the delivery of the Sale Notice to Partner, Globalstar’s board of directors (or any committee thereof, including the Strategic Review Committee) shall, and shall cause the management, employees and other representatives of Globalstar to conduct discussions with Partner in good faith and on a non-exclusive basis and provide Partner with all information made available or provided to any potential third party acquiror, to enable Partner to make a proposal to Globalstar for a Sale Transaction, during the ten business day period following the date of the Sale Notice. Globalstar hereby agrees that it shall not, and shall cause its Related Entities, management, employees and other representatives not to, enter into a term sheet or letter of intent or other binding agreement or obligation with any other third party with respect to a Sale Transaction during the ten business day period commencing on the date of the Sale Notice.

(iii) Proposals. If Partner makes a proposal for a Sale Transaction prior to the expiration of the ten business day period, then Globalstar’s board of directors (or any committee thereof, including the Strategic Review Committee) will exercise its fiduciary duties to evaluate Partner’s proposal along with any other proposals for a Sale Transaction. In the event Globalstar’s board of directors (or any committee thereof, including the Strategic Review Committee) determines the proposal from Partner is in the best interests of Globalstar and its stockholders, then Globalstar will enter into a binding agreement to negotiate in good faith with Partner on an exclusive basis for a period of not less than 20 business days.

(iv) Consummation. If Partner declines to make, or Globalstar (after having considered such offer or proposal in good faith) declines to accept or pursue, a proposal for a Sale Transaction from Partner, then Globalstar shall be permitted to consummate a Sale Transaction with a third party, provided that Globalstar shall have first obtained and delivered to Partner a written agreement from the acquiror in the form included as Attachment 7.

(f) Ownership of Globalstar; Warrants.

(i) Globalstar covenants that James Monroe III (“Monroe”), directly or indirectly through one or more affiliates (including Thermo), will beneficially own and control shares of voting stock of Globalstar that represent at least 51.00% of all outstanding voting stock of Globalstar until the earlier of: (A) the termination of the Agreement; or (B) the five-year anniversary of the commencement of the Phase 1 Service Period. In the event that Monroe, Thermo or any of their affiliates transfers any shares of capital stock (as defined in Attachment 13) of Globalstar (except as would be expressly permitted pursuant to the terms of Attachment 13 if executed) prior to the execution and delivery of the Lock-up and Right of First Offer Agreement in the form set out in Attachment 13 (or in another form agreed by Partner), Globalstar will issue additional warrant(s) to Partner Parent or its designee on a date specified by Partner and on terms substantially similar to those set out in Attachment 14 and Attachment 15, which warrant(s) shall be exercisable for a number of shares equal to the percentage of ownership transferred by Monroe (i.e., to adjust for the dilutive effect of the issuance of new shares upon exercise of the warrant(s) or differences in the total shares outstanding at the time of issuance). The exercise price shall be the price at which such shares were transferred by Monroe.

(ii) lf Globalstar proposes to issue or sell any new capital stock or securities exercisable for or convertible into capital stock (other than pursuant to Attachment 14 and Attachment 15 or the Outstanding Issuance Obligations (as defined in such attachments) or in connection with the conversion of Globalstar’s existing first lien or second lien loans into equity as contemplated by this Agreement or the Thermo Agreement, Partner shall have the right, and may elect, to purchase or otherwise acquire such new securities, at the price and on the terms and conditions of such offer or sale, up to the amount of such new securities that allows Partner to maintain Partner’s percentage ownership calculated as: (A) the common stock of Globalstar then owned by Partner (either directly or on an as-converted to common stock basis with respect to the warrants) divided by (B) the total common stock of Globalstar then outstanding. Solely for the purposes of the foregoing calculation and prior to the execution and delivery of the Warrant Agreements, the warrants to be issued pursuant to the Warrant Agreements shall be deemed to be issued, outstanding an exercisable as of the date of this Agreement and any adjustments contemplated by the Warrant Agreements shall be deemed to be made and given full effect, as applicable.

(iii) Globalstar hereby acknowledges and agrees that: (A) after Partner’s election to Phase 1 and within 10 days of Partner’s written request, Globalstar shall execute and deliver to Partner, and cause Monroe to execute and deliver to Partner, the Lock-up and Right of First Offer Agreement in the form set out in Attachment 13; and (B) after commencement of the Phase 1 Service Period and within 10 days of Partner’s written request, Globalstar shall execute and deliver to Partner the Warrant Agreements in the form set out in Attachment 14 and Attachment 15. Globalstar represents and warrants to Partner that all actions required to be taken in order for Globalstar to execute, deliver and perform the Lock-up and Right of First Offer Agreement and the Warrant Agreements have been taken as of the date of this Agreement.

11. Band 53/n53

Partner will enable Band 53/n53 for both satellite and terrestrial use in cellular-enabled devices designated by Partner for use with the Satellite Services on Commercial Launch, provided the third party vendors required to enable these functionalities meet all of Partner’s commercial and technical requirements to enable such functionalities, including the Partner product development schedule and performance requirements (e.g., speed, power, security, quality, etc.), as well as all regulatory requirements (e.g., FCC certifications, etc.).

12. Term & Termination

12.1. Term. The term of this Agreement shall commence on the Effective Date and shall continue until terminated.

12.2. Termination by Globalstar. Globalstar may only terminate this Agreement or any SOW: (a) if Partner materially breaches any of its payment obligations under this Agreement and such breach is not remedied within 60 days after written notice; (b) by giving 30 days’ written notice to Partner no earlier than 24 months after the completion of the Feasibility Phase; provided that: (i) neither the Phase 1 Service Period nor the Phase 2 Service Period have commenced due to the actions or inaction by Partner; and (ii) Partner has not been actively engaged with Globalstar in any material development relating to the Project for at least 12 months as of the date of the notice; or (c) if Partner has indicated to Globalstar that it will not continue with Phase 1 and Globalstar has confirmed such indication with Partner, and the parties have not agreed on adjustments to the Agreement to contemplate a revised Project after 90 days from Partner’s decision, provided Globalstar has engaged in good faith negotiations, by giving 30 days’ written notice, unless Partner reverses its decision and elects to continue with Phase 1.

12.3. Termination by Partner. Partner may terminate this Agreement or any SOW or Services: (a) if Globalstar materially breaches any of its obligations under this Agreement and such breach is not remedied within 60 days after written notice; (b) if there is a Chronic Outage or a Force Majeure Event, in each case, materially impacting the Satellite Services, that is not remedied within 60 days after written notice; (c) by giving 30 days’ written notice to Globalstar at any time during the Feasibility Phase or, as applicable, prior to the Phase 1 Service Period; (d) by giving six months written notice to Globalstar at any time during the Phase 1 Service Period; (e) by giving 18 months written notice to Globalstar at any time during the Phase 2 Service Period; or (f) if there is a Globalstar Bankruptcy Event. If Partner terminates this Agreement or any SOW, any applicable pending Deliverables or Services shall be deemed cancelled unless Partner provides notice to Globalstar to provide any such Deliverables or Services during any applicable wind-down period. In the event Partner cancels all or a portion of the Deliverables for Phase 2, Partner will reimburse Globalstar for its reasonable and accurately documented actual cost of materials purchased or manufactured through the date of such termination notice provided it was not incurred earlier than necessary based on minimum lead times and that Globalstar cannot cancel, recycle, return for credit, sell (including at a later date to Partner) or divert to use as replacement units, spare parts or another use.

12.4. Survival. No termination shall relieve either party to this Agreement from liability for any intentional or material breach of any representation, warranty or covenant contained herein. Upon termination of this Agreement by either party in accordance with Sections 12.2 or 12.3, any provisions in this Agreement, which by their nature, should remain in effect beyond termination of this Agreement will survive until fulfilled, including: (a) Section 5.1 (Fees) with respect to accrued but unpaid fees; (b) Section 6 (Intellectual Property); (c) Section 7 (Warranties) with respect to events occurring during the term; (d) Section 8 (Indemnification) with respect to events occurring during the term; (e) Section 10 (Continuity of the Satellite Services) with respect to events occurring during the term, provided that, for clarity, Partner shall not be permitted to exercise its rights in Section 10.2(c) (Remedies for Fundamental Breaches) following termination except: (i) if a Fundamental Breach occurred during the term; and (ii) the Agreement was not terminated by Partner pursuant to Section 12.3; (f) this last sentence of Section 12 (Term & Termination); (g) Section 4.1 (Globalstar Exclusivity) for a period of three years or, if Partner terminates this Agreement under Sections 12.3(c) through (e) (unless such termination was due to a breach of the Agreement by Globalstar), three months; and (h) the “Confidentiality” section in Attachment 2.

13. Non-Solicitation

Provided no Fundamental Breach has occurred and no notification has been provided pursuant to Section 10 (Continuity of the Satellite Service), Partner shall not solicit the Globalstar employees identified in Attachment 11 during the applicable Non-Solicitation Period. For the avoidance of doubt, general Partner job postings and advertisements are not a breach of this Section.

14. Miscellaneous

This Agreement is subject to the general terms and conditions in Attachment 2, which are incorporated herein by reference.

Acknowledged and agreed by their duly authorized representatives.

Partner Parent	Globalstar, Inc.
By: ____________________________________	By: _________________________________________
Name: __________________________________	Name: _______________________________________
Title: ___________________________________	Title: ________________________________________
Date: ___________________________________	Date: ________________________________________

Attachment 1
Definitions

The definitions for capitalized terms are set forth below except for certain highly confidential and proprietary terms which are set forth in Attachment 3 and Attachment 16.

[*]

“Agreement” means the KTA (including any attachments and exhibits) and amendments, SOWs, or other written agreements under the KTA.

[*]

“Auditors” is defined in Attachment 2.

“Authorized Countries” means all countries in the most current version of Attachment 8 where Globalstar has indicated it has MSS Authority.

[*]

“Background IPR” is defined in Section 6.1 (Intellectual Property Rights).

“Bankruptcy Event” means any event whereby:

(a) Globalstar, Inc. or any of its Related Entities fails to or has an inability to pay any material undisputed debt that is due;

(b) (i) a court of competent jurisdiction enters a decree or order for relief in respect of Globalstar, Inc. or any of its Related Entities in an involuntary case, application or proceeding under any Insolvency Law (which decree or order is not stayed) or any other similar relief shall be granted under any applicable law; or (ii) an involuntary case, application or proceeding is commenced against Globalstar, Inc. or any of its Related Entities under any Insolvency Law; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, receiver-manager, judicial manager, administrative receiver, administrator, examiner, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Globalstar, Inc. or any of its Related Entities, or over all or a substantial part of its property, is entered; or there is an involuntary appointment of a receiver, receiver-manager, judicial manager, administrative receiver, administrator, examiner, liquidator, sequestrator, trustee, custodian or other officer of Globalstar, Inc. or any of its Related Entities for all or a substantial part of its property; or a warrant of attachment, execution or similar process is issued against any substantial part of the property of Globalstar, Inc. or any of its Related Entities, and any such event described in this clause (a) shall continue for 60 days without having been dismissed, bonded or discharged; or

(c) (i) Globalstar, Inc. or any of its Related Entities has an order for relief entered with respect to it or shall file a petition or application seeking relief or shall otherwise commence a voluntary case or proceeding under any Insolvency Law, or shall consent to the entry of an order for relief in an involuntary case or proceeding, or to the conversion of an involuntary case or proceeding to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, receiver-manager, judicial manager, administrative receiver, administrator, examiner, liquidator, sequestrator, trustee, custodian or other officer for all or a substantial part of its property; or Globalstar, Inc. or any of its Related Entities makes any assignment for the benefit of creditors; or (ii) Globalstar, Inc. or any of its Related Entities makes a public statement indicating, or any officer or director of the foregoing indicates its inability to pay its debts as such debts become due (for clarity, a discussion between Globalstar and Partner regarding potential future financial difficulties and ways to mitigate such difficulties shall not by itself constitute a Bankruptcy Event).

“Change of Control” means of an entity means any of the following:

(a) any other person, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) becomes the beneficial owner (provided such other person, entity or group shall be deemed to be the beneficial owner of all shares that such other person, entity or group has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the 60-day period referred to in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of any securities of such first entity or any direct or indirect parent thereof representing more than 50% of the combined voting power of such first entity’s or such parent’s then outstanding securities entitled to vote generally in the election of directors;

(b) the approval or consummation by such first entity or any direct or indirect parent thereof of a merger, consolidation or similar transaction with any other person or entity, other than a merger, consolidation or similar transaction which would result in the voting securities of such first entity or such parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger, consolidation or similar transaction;

(c) the approval or consummation of a sale or disposition by such first entity of all or substantially all of the consolidated assets of such first entity to any other person or entity pursuant to a plan or agreement; or

(d) the consummation of a liquidation, dissolution, plan of reorganization or similar restructuring.

[*]

“Code of Conduct” is defined in Attachment 2.

[*]

“Commercialize” means to use, make, reproduce, display, perform, modify, create derivative works, import, sell, offer to sell, distribute, advertise, and otherwise commercialize or exploit, and to have any of the foregoing done on a party’s behalf.

“Confidential Information” has the meaning ascribed to that term in the NDA.

[*]

“Covered Claims” means the Partner Covered Claims and the Globalstar Covered Claims.

[*]

“Deliverables” means the tangible results of services performed by Globalstar to be delivered to Partner as set forth in a PRD or SOW and as described in this KTA, and any other such items not identified in a PRD or SOW that are delivered by Globalstar to Partner or created in connection with the Agreement to the extent that such items are not covered under the terms and conditions of a separate written agreement signed by the parties.

[*]

“Divested Patents” means patent rights that: (a) Globalstar owns, controls, or has the right to license or enforce; and (b) are sold, transferred, assigned, or divested (except in connection with a Sale Transaction in compliance with Section 10.2(e) (Sale Transaction)) to a third party (each a “Divestiture”).

“Encumbrance” shall mean any lien (statutory, constitutional or contractual), pledge, hypothecation, charge, mortgage, security interest, guarantee of indebtedness or other obligations, liability, encumbrance, claim, interference, restriction, royalties, requirements, lease, option, right of first refusal, conditional sale (or other title retention agreement), preemptive right or other similar restriction.

[*]

“Force Majeure Event” is defined in Attachment 2.
“Feasibility Phase” is defined in Section 1.2(a) (Feasibility Phase).

“Fundamental Breach” means any of the following that occurs after Partner first elects to proceed with either Phase 1 or Phase 2:

(e) a Globalstar Bankruptcy Event;

(f) Globalstar breaches or Globalstar or any officer or director of Globalstar has indicated that Globalstar will breach (and such breach or such indication is not cured within 90 days), any of the following: (i) Globalstar’s obligation to promptly commence Phase 1 or Phase 2 following Partner’s written request; (ii) Section 3 (Resources, Regulatory Rights & Personnel) to the extent that such breach is material to the Satellite Services and is not solely caused by a Force Majeure Event and/or the failure of one or more satellites; (iii) Section 4.1 (Globalstar Exclusivity); (iv) Section 10 (Continuity of the Satellite Services); or (v) the “Assignment” section in Attachment 2; and

(g) an acquiror in a Sale Transaction fails to execute Attachment 7 or breaches any obligation of Attachment 7.

“Fundamental Breach Notice” is defined in Section 10.2(c) (Remedies for Fundamental Breaches).

“Globalstar” means Globalstar, Inc. and its Related Entities.

“Globalstar Covered Claims” is defined in Section 8.1 (Globalstar Indemnity).

“Globalstar Personnel” means officers, directors, agents, consultants, contractors, and employees of Globalstar.

[*]

“ICC Rules” is defined in Attachment 2.

“Insolvency Laws” means Title 11 of the United States Code entitled “Bankruptcy” and any other applicable insolvency, winding-up, corporate arrangement, restructuring, examinership or reorganization or other similar law of any domestic or foreign jurisdiction now or hereafter in effect including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Intercreditor Agreement” is defined in Section 10.2(b)(ii) (Required Resource Protections).

“Intellectual Property Rights” means any and all current and future rights in copyrights, trade secrets, know-how, trademarks, mask works, patents, design rights, trade dress, and any other intellectual property or proprietary rights that may exist anywhere in the world, including, in each case whether unregistered, registered, or comprising an application for registration, and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of the foregoing.

“Lenders” means any non-Globalstar entity party to the Loan Documents.

“Loan Document” means any governing documentation related to Existing Debt and any amendments thereto.

[*]

“Monroe” is defined in Section 10.2(f)(i).

“MSS Authority” means all Regulatory Rights necessary to provide the Satellite Services to and from fixed and mobile terminals located within a specific country or jurisdiction (subject to any required certifications for such mobile terminals).

“NDA” means the confidentiality agreement, effective [*], between the parties, unless such agreement has been superseded then it shall be the non-disclosure agreement entered into by the parties and that has superseded the foregoing.

“New CapEx” is defined in Section 2.2(c) (Deliverables and Services for Phase 2).

[*]

“Non-Solicitation Period” means any period in which the employee is providing Satellite Services under this Agreement, plus six months.

[*]

“Partner” means Partner Parent and its Related Entities.

[*]

“Partner Covered Claims” is defined in Section 8.2 (Partner Indemnity).

[*]

“Partner Personnel” means officers, directors, agents, consultants, contractors, and employees of Partner.

“Permitted Encumbrances” means:

(h) Encumbrances expressly granted or authorized by Partner under this Agreement;

(i) except with respect to the Spectrum Subsidiary’s non-equity assets, Encumbrances securing Existing Debt (or any refinancing, replacement or extension thereof and as such debt may be amended, restated, supplemented or otherwise modified but in each case subject to Section 10.2(a) (Asset Encumbrances));

(j) except with respect to the Spectrum Subsidiary’s non-equity assets, Encumbrances arising in the ordinary course of business in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Encumbrances;

(k) except with respect to the Spectrum Subsidiary, unsecured claims or liabilities arising in connection with the ordinary course of Globalstar’s business that are not incurred against assets of Globalstar; or

(l) with respect to the Spectrum Subsidiary, restrictions on Globalstar’s spectrum imposed by the FCC or other regulatory bodies, and leases or licenses of Globalstar’s spectrum for terrestrial use entered into in accordance with Section 10.2(b)(v).

“Phase 1” is defined in Section 1.2(b) (Phase 1).

“Phase 1 Service Period” means the period commencing upon Commercial Launch if Partner elects, in its sole discretion, to proceed with Commercial Launch and ending once the Phase 2 Service Period begins, unless the Agreement is terminated.

“Phase 2” is defined in Section 1.2(c) (Phase 2).

[*]

“Phase 2 Service Period” means the period commencing upon Phase 2 Service Period Launch if Partner elects, in its sole discretion, to proceed with Phase 2 by providing written notice to Globalstar and ending once the Agreement is terminated.

[*]

“PRD” means the most recent version of a project requirements document provided by Partner to Globalstar, which may include the project schedule, Deliverables, Services, Required Resources, required Regulatory Rights and related milestones. PRDs may include “Minimum Requirements” that Globalstar must meet and “Target

Requirements” (i.e., performance goals) that Globalstar shall use all reasonable efforts to meet. Partner may update the PRDs from time-to-time. Globalstar may propose updates to the PRDs and Partner will consider such updates.

“Preferred Stock” is defined in Section 10.2(b)(i) (Required Resource Protections).

“Project” is defined in the Purpose.

“Project IPR” is defined in Section 6.1 (Intellectual Property Rights).

“Project Materials” shall mean all materials in any form or format that are generated by either party or provided by either party to the other party under or with respect to the Project or that include Partner’s Confidential Information (as defined in the NDA).

“Regulatory Rights” means all third party (including legal and regulatory) rights, licenses, waivers, priorities, permits, consents, or other authorizations necessary to test or provide the Deliverables and Services, including filings with the ITU, FCC, or any other country’s regulatory body or international organization, landing rights, user allocations, experimental licenses, certifications, or applications for non-conforming operations.

“Related Entities” means any other current or future corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other business entity that controls, is controlled by, or is under common control with an entity, where “control” means that the entity possesses, directly or indirectly, the power to direct or cause the direction of the management policies of the other entity, whether through ownership of voting securities, an interest in registered capital, by contract or otherwise. Notwithstanding the foregoing, Related Entities of Globalstar Inc. shall not include Thermo or any entities under common control with Thermo (and such entities shall be deemed “third parties” hereunder) that: (a) do not control Globalstar, Inc. or any of its subsidiaries; (b) are not involved in the performance of obligations under this Agreement; (c) are not direct or indirect subsidiaries of Globalstar Inc.; (d) except for rights incident to the ownership of common stock Globalstar, have no rights to or interest in any assets of Globalstar or any of its subsidiaries; and (e) are not parties to any agreements with Globalstar, Inc. or any of its subsidiaries (except with respect to any shareholder agreement).

“Required Resources” is defined in Section 3.1 (Required Resources).

[*]

“Sale Notice” is defined in Section 10.2(e)(i) (Sale Notice).

“Sale Transaction” is defined in Section 10.2(e)(i) (Sale Notice).

“Security Requirements” is defined in Attachment 2.

“Satellite Failure” means a satellite that has permanently failed and is no longer suitable for the Satellite Services.

“Satellite Services” is defined in Section 1.1 (Satellite Services).

[*]

“Services” means the Satellite Services, the services to be performed by Globalstar as set forth in a PRD or SOW and as described in this KTA, and any other services not identified in a PRD or SOW that are provided by Globalstar to Partner to the extent that such services are not covered under the terms and conditions of a separate written agreement signed by the parties.

[*]

“SOW” is defined in the Purpose.

“Specifications” means the most current version of the applicable requirements, specifications and schedule provided by Partner, including Attachment 3 and Attachment 4, and each other PRD or SLA, and any applicable specifications provided by Globalstar and approved by Partner in writing.

“Spectrum Subsidiary” is defined in Section 10.2(b) (Required Resource Protections).

“Standards” means: (a) the applicable versions of any industry standards; (b) any certification requirements generally followed in the provision of Deliverables or Services of the type provided under the Agreement, for the United States, European Union and any other major market worldwide; and (c) all applicable legal and regulatory requirements.

[*]

“Thermo” means Thermo Funding II LLC.

“Unavailable” is defined in Attachment 4, Section 2.3(a) (Unavailable).

“US Bankruptcy Code” is defined in Attachment 2.

“Warrant Agreements” means the Warrant Agreement No. 1 and Warrant Agreement No. 2 to be entered into between Partner Parent and Globalstar in the form set out in Attachment 14 and Attachment 15.

“Wireless Device” means any mobile device capable of communicating wirelessly including through use of Wi-Fi, Bluetooth, cellular or other wireless protocols.

The remaining attachments to this document been omitted pursuant to Item 601(a)(5) of Regulation S‑K because they do not contain information that is material to an investment or voting decision that is not otherwise disclosed herein or in the Current Report on Form 8-K to which this document is an exhibit. The subject matter of such attachments in conveyed in this document and in the Current Report on Form 8-K to which this document is an exhibit.